UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2021 (July 29, 2021)

OWL ROCK CAPITAL CORPORATION III

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01345	84-4493477
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue,
38th Floor
New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 — Entry into a Material Definitive Agreement

On July 29, 2021 (the “Closing Date”), ORCC III Financing LLC (“ORCC III Financing”), a Delaware limited liability company and newly formed subsidiary of Owl Rock Capital Corporation III, a Maryland corporation (the “Company” or “us”), entered into a Credit Agreement (the “Secured Credit Facility”), with ORCC III Financing, as borrower, the Company, as equityholder, Owl Rock Diversified Advisors LLC, as collateral manager, the lenders from time to time parties thereto, Société Générale, as agent, State Street Bank and Trust Company, as collateral agent, collateral administrator and custodian, and Alter Domus (US) LLC, as collateral custodian.

From time to time, the Company expects to sell and contribute certain investments to ORCC III Financing pursuant to a Sale and Contribution Agreement, dated as of the Closing Date, by and between the Company and ORCC III Financing.  No gain or loss will be recognized as a result of the contribution.  Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by ORCC III Financing, including the purchase of such assets from the Company.  We retain a residual interest in assets contributed to or acquired by ORCC III Financing through our ownership of ORCC III Financing.  The maximum principal amount of the Secured Credit Facility is $300 million, which can be drawn in multiple currencies subject to certain conditions; the availability of this amount is subject to the borrowing base, which is determined on the basis of the value and types of ORCC III Financing’s assets from time to time, and satisfaction of certain conditions, including certain concentration limits.

The Secured Credit Facility provides for the ability to (1) draw term loans and (2) draw and redraw revolving loans under the Secured Credit Facility for a period of up to one year after the Closing Date unless the commitments are terminated sooner as provided in the Secured Credit Facility (the “Commitment Termination Date”).  Unless otherwise terminated, the Secured Credit Facility will mature on July 29, 2024 (the “Stated Maturity”).  Prior to the Stated Maturity, proceeds received by ORCC III Financing from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions.  On the Stated Maturity, ORCC III Financing must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company.

Amounts drawn in U.S. dollars bear interest at LIBOR plus a spread of 2.15%; amounts drawn in Canadian dollars bear interest at CDOR plus a spread of 2.15%; amounts drawn in Euros bear interest at EURIBOR plus a spread of 2.15%; and amounts drawn in British pounds bear interest either at SONIA plus a spread of 2.2693% or at an alternate base rate plus a spread of 2.15%.  From the Closing Date to the Commitment Termination Date, there is a commitment fee, calculated on a daily basis, ranging from 0.00% to 1.00% on the undrawn amount under the Secured Credit Facility.  The Secured Credit Facility contains customary covenants, including certain limitations on the activities of ORCC III Financing, including limitations on incurrence of incremental indebtedness, and customary events of default.  The Secured Credit Facility is secured by a perfected first priority security interest in the assets of ORCC III Financing and on any payments received by ORCC III Financing in respect of those assets.  Assets pledged to the lenders under the Secured Credit Facility will not be available to pay the debts of the Company.

Borrowings of ORCC III Financing are considered our borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and the Sale and Contribution Agreement and is qualified in its entirety by reference to the copies of the Secured Credit Facility and Sale and Contribution Agreement which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan and Servicing Agreement, dated as of July 29, 2021, by and among ORCC Financing III LLC, as Borrower, Owl Rock Capital Corporation III, as Equityholder, Owl Rock Diversified Advisors LLC, as Collateral Manager, the Lenders from time to time parties thereto, Société Générale, as Agent, the other Lender Agents parties thereto, State Street Bank and Trust Company, as Collateral Agent, and Alter Domus (US) LLC, as Collateral Custodian

10.2	Sale and Contribution Agreement, dated as of July 29, 2021, by and between Owl Rock Capital Corporation III and ORCC Financing III LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Owl Rock Capital Corporation III

August 2, 2021	By:	/s/ Bryan Cole
		Name:	Bryan Cole
		Title:	Chief Financial Officer, Chief Accounting Officer, and Treasurer